UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 1, 2004
Date of report (Date of earliest event reported)

The Taiwan Fund, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	811-04893	042942862
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

225 Franklin Street, Boston, Massachusetts		02110
(Address of Principal Executive Offices)		(Zip Code)

(800) 426-5523
(Registrant’s telephone number, including area code)

Item 7.01. Regulation FD Disclosure.
SIGNATURES

Item 7.01. Regulation FD Disclosure.

     Pursuant to Regulation FD Rules 100-103, The Taiwan Fund, Inc. (the “Fund”) furnishes the July 2004 Monthly Review of the Fund’s performance by the Fund’s investment adviser.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 8, 2004

By:	/s/Adelina Louie
	Name:	Adelina Louie
	Title:	Secretary and Treasurer

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THE TAIWAN FUND, INC. REVIEW
July 2004

HSBC Asset Management (Taiwan) Limited 24/F No. 99, Tunhwa S. Rd., Sec. 2 Taipei 106, Taiwan	Tel: (8862) 2325-7888 Fax: (8862) 2706-5371

Portfolio Review

Market overview and portfolio performance

During the month of July, a decline in U.S. corporate earnings in the second quarter of 2004, weak forward-looking earnings guidance, rising oil prices and increasing concerns with respect to rising interest rates resulted in negative sentiment to the overall Taiwan market. The Taiwan Stock Exchange Index (the “TAIEX”) fell to a five-month in July of 5,420, down 8.2% month-over-month in U.S. dollar terms, against the 3.2% decline for June. In July, the electronic technology shares sector was hit hard, under-performing the TAIEX by 2.6%, while the rubber and plastics sectors were the best out-performing sectors, with out-performance of 10.5% and 8% compared to the TAIEX, respectively. Notably, Integrated Circuit (“IC”) design shares had the biggest drop followed by Thin Film Transistor-Liquid Crystal Display (“TFT-LCD”) and foundry and packaging sectors. The declines in these sectors were largely attributed to concerns over end-market inventory buildups and product pricing erosion.

Notwithstanding the above, the Fund outperformed the TAIEX by 1.02% in July, partially attributable to our over-weighting in Communication and Printed Circuit Board (“PCB”) sectors and industrial cyclical stocks (i.e., rubber, steel and construction).

Market Outlook

Looking forward, the TAIEX may have some downside and drop to as low as 5,000 to 5,200 in the coming weeks, due to the following key reasons: Economic slowdown caused by oil price hikes, weaker than expected corporate profit in the third quarter, inventory buildups, low visibility for the overall technology sector and cross straight tension between Taiwan and China. However, considering the Taiwan market’s attractive valuations (i.e., current price to earnings ratio of 10.5 times versus average five-year mean of 19.0 times, the current price to book value ratio of 1.5 times, compared to five-year average of 2.3 times) and the healthy domestic demand (estimated 4% growth in 2004), we believe the outlook for the Taiwan market could remain appealing. Moreover, already-solid earnings results for the cyclical sectors, including steel, petrochemical and shipping, should continue to boost the Taiwan market.

In addition, we reiterate our positive view on Morgan Stanley Capital International’s (“MSCI”) re-weighting to the Taiwan market as this should provide a positive catalyst for the Taiwan equity market and, thus, offer the potential foreign fund inflows to boost market liquidity in the next 12 months. Note that the MSCI decision to increase the Limited Investability Factor (“LIF”), from 0.55 to 1.0 is expected to be implemented in two stages, first on November 20, 2004 and second on May 31, 2005.

Portfolio Strategy

The portfolio strategy will be to continue to hold quality blue chips in various sectors and some small-caps with growth momentum in the second half of 2004, such as PCB, handset components, IC packaging and consumer electronics. Companies with high inventory level concerns and those that are facing oversupply situations in the coming months will be reduced. Overall, the weighting in cyclical growth sectors will be maintained to wait for rebound. When the index is approaching 6,000 levels, we plan to reduce weighting in cyclical growth sectors and move towards more defensive sectors.

Total Fund Sector Allocation

As of 07/31/04	% of	% of
	Total Fund	TAIEX
Semiconductor	20.00	20.13
Finance	18.70	19.25
PC & Peripherals	14.60	13.68
Electronics	12.20	12.32
Telecommunications	6.00	6.30
Plastics	4.60	10.43
Iron & Steel	4.00	3.53
Textiles & Apparel	2.60	1.66
Retail	2.50	0.82
Others + Miscellaneous	2.30	3.03
Chemicals	1.60	1.38
Shipping	1.50	2.52
Automobiles, Tires & Accessories	1.40	1.98
Electrical Equipment	1.40	1.32
Cement	1.20	0.82
Wire & Cable	0.00	0.83
Total	94.60	100.00
Cash	5.40

Tech	52.80	52.43
Non-Tech	28.50	28.32
Financial	18.70	19.25

Top 10 Holdings of Total Fund Portfolio

As of 07/31/04	% of Total Portfolio

Taiwan Semiconductor Manufacturing Co.	7.86
Cathay Financial Holding Co. Ltd.	5.44
Mega Financial Holding Co.	4.83
Benq Corp.	4.77
Asustek Computer, Inc.	4.32
Chinatrust Financial Holding Co. Ltd.	4.21
China Steel Corp.	4.03
Taishin Financial Holdings Co. Ltd.	3.95
United Microelectronics Corp. Ltd.	3.70
Hon Hai Precision Industry Co. Ltd.	3.67
Total	46.78

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Total Net Assets: US$195.98 Million	NAV: US$11.98	Price: US$10.24	Discount: -14.52%
No. of Shares: 16.3Million

Returns in US$ (%)*

	The Taiwan Fund, Inc.	Taiwan Stock Exchange Index
One Month	-7.28	-8.18
Fiscal Year to Date**	-6.56	-3.57
One Year	-0.11	3.20
Three Years	3.29	8.39
Five years	-8.86	-6.89
Ten Years	-2.80	-4.51
Since Inception	8.96	10.12

*	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Returns for the TAIEX are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.

**	The Fund’s fiscal year commences on September 1.

Premium/Discount of TWN

Market Data

	As of 06/30/04	As of 07/31/04
TAIEX	5839.44	5420.57
% change in NTD terms	-2.32	-7.2
% change in USD terms	-3.17	-8.18
NTD Daily avg. trading volume (In Billions)	69.75	55.31
USD Daily avg. trading volume (In Billions)	2.09	1.63
NTD Market Capitalization (In Billions)	12861.60	120348.00
USD Market Capitalization (In Billions)	382.56	351.42
FX Rate: (NT$/US$)	33.620	33.99

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.

The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.

Lead Fund Manager: Victor Shih
Deputy Fund Manager: Sally Chang

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